Exhibit 99.1

Westwood Holdings Group, Inc. Reports First Quarter 2012 Results and Declares Quarterly Dividend; Mutual Fund Assets Increase 24% Year-over-year to Record $1.5 Billion

DALLAS--(BUSINESS WIRE)--April 19, 2012--Westwood Holdings Group, Inc. (NYSE: WHG) today reported first quarter 2012 revenues of $17.9 million, net income of $3.8 million and earnings per diluted share of $0.52. This compares to revenues of $17.0 million, net income of $3.5 million and earnings per diluted share of $0.50 in the first quarter of 2011. Economic Earnings were $5.8 million compared to $6.1 million for the first quarter of 2011. Economic Earnings per share (“Economic EPS”) were $0.80 per diluted share compared to $0.85 per diluted share for the first quarter of 2011. (Economic Earnings and Economic EPS are non-GAAP performance measures and are explained and reconciled with the most comparable GAAP numbers in the attached tables.)

Assets under management were $13.9 billion as of March 31, 2012, an increase of 4% compared to $13.3 billion as of March 31, 2011. The increase was primarily due to market appreciation and asset inflows from new and existing clients, partially offset by the withdrawal of assets by certain clients. Mutual fund assets, now comprising eight Westwood FundsTM, were $1.5 billion as of March 31, 2012, an increase of 24% compared to $1.2 billion as of March 31, 2011.

Brian Casey, Westwood’s President & CEO, commented, “With most equity indexes posting strong double digit returns, we are pleased that our investment teams kept pace with the strong market and produced returns ahead of corresponding benchmarks for most of our investment strategies. Our Private Wealth channel reported net asset inflows for the third consecutive quarter as we succeeded in attracting new accounts both in Dallas and Omaha. Our Westwood FundsTM family of mutual funds continues to grow, with assets of $1.5 billion at quarter end. While we maintain our focus on generating competitive performance and providing superior service for our existing clients, as announced last week, we are pleased to welcome our new team members in Canada who will extend our investment management capabilities with the launch of Emerging Markets and Global Equity strategies.”

Westwood’s Board of Directors declared a quarterly cash dividend of $0.37 per common share, payable on July 2, 2012 to stockholders of record on June 15, 2012.

Total expenses for the first quarter were $11.8 million compared with $11.4 million for the first quarter of 2011. Economic Expenses were $9.8 million compared with $8.9 million for the first quarter of 2011. (Economic Expenses is a non-GAAP performance measure and is explained and reconciled with the most comparable GAAP number in the attached tables.)

Westwood will host a conference call to discuss first quarter 2012 results and other business updates at 4:30 p.m. Eastern time today. To join the conference call, dial 866-337-6663 (domestic) or 904-520-5771 (outside the U.S. & Canada). The conference call can also be accessed via the Investor Relations page at westwoodgroup.com and will be available for replay through April 26, 2012 by dialing 888-284-7564 (dial 904-596-3174 outside the U.S. & Canada) and entering passcode 2735881.

About Westwood

Westwood Holdings Group, Inc. manages investment assets and provides services for its clients through two subsidiaries, Westwood Management Corp. and Westwood Trust. Westwood Management Corp. is a registered investment advisor and provides investment advisory services to corporate pension funds, public retirement plans, endowments, foundations, the Westwood FundsTM, other mutual funds, individuals and clients of Westwood Trust. Westwood Trust provides trust services and participation in common trust funds that it sponsors to institutions and high net worth individuals. Westwood Holdings Group, Inc. trades on the New York Stock Exchange under the symbol “WHG.”

For more information on Westwood, please visit our website at www.westwoodgroup.com.

For more information on the Westwood FundsTM, please visit www.westwoodfunds.com.

Note on Forward-looking Statements

Statements in this press release that are not purely historical facts, including statements about our expected future financial position, results of operations or cash flows, as well as other statements including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “should,” “could,” “goal,” “may,” “target,” “designed,” “on track,” “comfortable with,” “optimistic” and other similar expressions, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results and the timing of some events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, without limitation: our ability to identify and successfully market services that appeal to our customers; the significant concentration of our revenues in four of our customers; our relationships with investment consulting firms; our relationships with current and potential customers; our ability to retain qualified personnel; our ability to successfully develop and market new asset classes; our ability to maintain our fee structure in light of competitive fee pressures; competition in the marketplace; downturns in the financial markets; new legislation adversely affecting the financial services industries; interest rates; changes in our effective tax rate; our ability to maintain an effective system of internal controls; and the other risks detailed from time to time in Westwood’s SEC filings, including but not limited to, its annual report on Form 10-K for the year ended December 31, 2011. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, Westwood is not obligated to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events or otherwise.

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands, except per share data)
(unaudited)

	Three months ended March 31,
	2012	2011
REVENUES:
Advisory fees
Asset-based	$14,090	$13,324
Trust fees	3,471	3,357
Other revenues, net	303	328
Total revenues	17,864	17,009

EXPENSES:
Employee compensation and benefits	8,914	8,655
Sales and marketing	212	198
Westwood mutual funds	209	256
Information technology	596	458
Professional services	879	935
General and administrative	970	888
Total expenses	11,780	11,390
Income before income taxes	6,084	5,619
Provision for income taxes	2,299	2,070
Net income	$3,785	$3,549
Other comprehensive income – unrealized gain (loss) on investment securities, net of income taxes of $(238) and $289, respectively	(435)	536
Total comprehensive income	$3,350	$4,085

Earnings per share:
Basic	$0.53	$0.51
Diluted	$0.52	$0.50

Dividends declared per share	$0.37	$0.35

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
As of March 31, 2012 and December 31, 2011
(in thousands, except par value and share amounts)

	March 31, 2012 (unaudited)	December 31, 2011
ASSETS
Current Assets:
Cash and cash equivalents	$4,505	$5,264
Accounts receivable	7,808	7,707
Investments, at fair value	47,238	54,868
Deferred income taxes	956	3,142
Prepaid income taxes	937	-
Other current assets	1,889	1,501
Total current assets	63,333	72,482
Goodwill	11,255	11,255
Intangible assets, net	4,499	4,621
Property and equipment, net of accumulated depreciation of $1,586 and $1,647	2,187	2,239
Total assets	$81,274	$90,597

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$1,674	$1,674
Dividends payable	3,262	3,074
Compensation and benefits payable	3,536	12,677
Income taxes payable	-	85
Other current liabilities	13	13
Total current liabilities	8,485	17,523
Deferred income taxes	1,210	969
Deferred rent	1,321	1,348
Total long-term liabilities	2,531	2,317
Total liabilities	11,016	19,840
Stockholders’ Equity:
Common stock, $0.01 par value, authorized 25,000,000 shares, issued 8,502,798 and outstanding 8,018,516 shares at March 31,
2012; issued 8,105,018 and outstanding 7,707,189 shares at December 31, 2011	85	81
Additional paid-in capital	79,473	76,969
Treasury stock, at cost – 484,282 shares at March 31, 2012; 397,829 shares at December 31, 2011	(18,109)	(14,706)
Accumulated other comprehensive income, net of deferred taxes	1,505	1,940
Retained earnings	7,304	6,473
Total stockholders’ equity	70,258	70,757
Total liabilities and stockholders’ equity	$81,274	$90,597

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	For the three months ended March 31,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,785	$3,549
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	81	67
Amortization of intangible assets	122	125
Fair value adjustment of deferred acquisition liabilities	-	42
Unrealized (gains) and losses on trading investments	138	(227)
Restricted stock amortization	1,865	2,383
Loss on disposal of property	1	-
Deferred income taxes	2,666	1,761
Excess tax benefits from stock based compensation	(588)	(548)
Net purchases of investments – trading securities	6,818	5,109
Change in operating assets and liabilities:
Accounts receivable	(101)	(1,351)
Other current assets	(391)	(281)
Accounts payable and accrued liabilities	(7)	17
Compensation and benefits payable	(9,141)	(5,996)
Income taxes payable and prepaid income taxes	(401)	447
Other liabilities	(6)	71
Net cash provided by operating activities	4,841	5,168

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(48)	(233)
Net cash used in investing activities	(48)	(233)

CASH FLOWS FROM FINANCING ACTIVITIES:
Purchase of treasury stock	(3,403)	(2,597)
Excess tax benefits from stock based compensation	588	548
Cash dividends	(2,759)	1
Proceeds from exercise of stock options	22	20
Net cash used in financing activities	(5,552)	(2,028)

NET (DECREASE) INCREASE IN CASH	(759)	2,907
Cash and cash equivalents, beginning of period	5,264	1,744
Cash and cash equivalents, end of period	$4,505	$4,651

Supplemental cash flow information:
Cash paid during the period for income taxes	$35	$33

Reconciliation of Net Income to Economic Earnings and Total Expenses to Economic Expenses
(in thousands, except per share data and share amounts)
(unaudited)

	Three Months Ended March 31%
	2012	2011	Change
Net Income	$3,785	$3,549	7%
Add: Restricted stock expense	1,865	2,383	(22)
Add: Intangible amortization	122	125	(2)
Add: Deferred taxes on goodwill	47	52	(10)
Economic earnings	$5,819	$6,109	(5)

Diluted weighted average shares	7,268,353	7,166,577	1
Economic Earnings per share	$0.80	$0.85	(6)

Total expenses	$11,780	$11,390	3
Less: Restricted stock expense	(1,865)	(2,382)	(22)
Less: Intangible amortization	(122)	(125)	(2)
Economic expenses	$9,793	$8,882	10%

As supplemental information, we are providing non-GAAP performance measures that we refer to as Economic Earnings, Economic Earnings per share (or Economic EPS), and Economic Expenses. We provide these measures in addition to, not as a substitute for, net income, earnings per share and total expenses, which are reported on a GAAP basis. Management and our Board of Directors review Economic Earnings, Economic EPS and Economic Expenses to evaluate Westwood’s ongoing performance, allocate resources and review dividend policy. We believe that these non-GAAP performance measures, while not substitutes for GAAP net income, earnings per share and total expenses, are useful for both management and investors when evaluating Westwood’s underlying operating and financial performance and its available resources. We do not advocate that investors consider these non-GAAP measures without considering financial information prepared in accordance with GAAP.

We define Economic Earnings as net income plus non-cash equity-based compensation expense, amortization of intangible assets and deferred taxes related to goodwill. We define Economic Expenses as total expenses less non-cash equity-based compensation expense and amortization of intangible assets. Although depreciation on fixed assets is a non-cash expense, we do not add it back when calculating Economic Earnings or deduct it when calculating Economic Expenses because depreciation charges represent a decline in the value of the related assets that will ultimately require replacement. In addition, we do not adjust Economic Earnings for tax deductions related to restricted stock expense or amortization of intangible assets. Economic EPS represents Economic Earnings divided by diluted weighted average shares outstanding.

(WHG-G)

CONTACT:
Westwood Holdings Group, Inc.
Bill Hardcastle, 214-756-6900